EXHIBIT 4.12

                       DATED the 20th day of November 2002


                                WORLD GAMING PLC


                                       and


                                  DAVID CRAVEN



                              EMPLOYMENT AGREEMENT


                           relating to the position of
                    CHIEF EXECUTIVE OFFICER, WORLD GAMING PLC

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THIS DEED is made this 20th day of November 2002

BETWEEN

(1) WORLD GAMING PLC whose Registered Office is situate at 47 Castle Street, Reading, Berkshire, England RG1 7SR (the "Company") and

(2) DAVID CRAVEN of 3 Hatch End, Windmill Fields, Windlesham, Surrey, England GU20 6QB (the "Executive")

NOW THIS DEED WITNESSETH as follows: -

1.       DEFINITIONS

         In this Deed the following expressions shall have the following meanings: -

1.1      Associated Company:            Any company which for the time being is
                                        a subsidiary or holding company (as
                                        those expressions are defined by Section
                                        736 of the Companies Act 1985) of the
                                        Company or any subsidiary (other than
                                        the Company) of any such holding
                                        company.

1.2      Intellectual Property Rights:  Means copyrights, patents, utility models, trade marks, service marks,
                                        design rights (whether registered or
                                        unregistered), database rights,
                                        know-how, trade or business names and
                                        other similar rights or obligations
                                        whether registerable or not in any
                                        country (including but not limited to
                                        the United Kingdom).

1.3      The Board:                     The Board of Directors from time to time
                                        of the Company or any duly authorized
                                        committee thereof having responsibility
                                        for the employment and duties of the
                                        Executive.

2.       APPOINTMENT

2.1. With effect from the 15th day of July 2002 the Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer upon the terms and conditions hereinafter contained and (subject to the provisions herein contained for earlier termination) such employment shall continue for a term of three (3) years and thereafter unless or until terminated by either party having given to other party not less than twelve (12) months' previous notice in writing of termination, such notice to expire at the end of or at any time after the end of the said term of three (3) years.

2.2 The Company reserves the right to make a payment in lieu of notice or of any unexpired period of notice. For the avoidance of doubt this right shall apply whether notice is given by the Company or by the Executive. Any payment in lieu of notice shall consist solely of the sum equivalent to the Executive's basic salary together with any other benefits or

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         consideration due to the Executive during the notice period or any other unexpired period of notice and shall be subject to such deductions for Tax and National Insurance as the Company is required to make.

2.3 Once notice to terminate the Executive's employment has been given by the Company or by the Executive, the Company:

         (a) shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive;

         (b) may exclude the Executive from any premises of the Company or any part thereof, and

         (c) may restrict fully or in part the Executive's access to the Company's computer system, its employees, customers and suppliers for any purpose related to the Company's business.

         Provided always that salary and all other contractual benefits shall not cease to be payable or provided by reason only that the Company is exercising its rights pursuant to this clause 2.2. This clause 2.2 shall not affect the general right of the Company to suspend for good cause, nor affect the rights and obligations of the parties prior to the service of such notice. For the avoidance of doubt, all the other terms of employment will remain in effect.

2.4      The Executive's period of continuous employment commenced on 15th July
         2002

3.       DUTIES

3.1      The Executive shall:

         (a) Undertake such duties and exercise such powers and observe such restrictions as the Board shall from time to time reasonably require.

         (b) In the discharge of such duties and in the exercise of such powers observe and comply with all reasonable regulations and directions from time to time made or given by the Board.

         (c) The Executive shall devote the whole of his time and attention and abilities to the business and affairs of the Company during his normal hours of employment or during hours outside his normal hours of employment which he is required to work or which he works ("the Hours of Work") and he shall not be directly or indirectly engaged or concerned or interested in any other trade or business or public office during the Hours of Work.

         (d) The Executive shall not, without the written consent of the Company, outside the Hours of Work, be directly or indirectly engaged or concerned or interested in any other trade or business or public office in so far as it:

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                  (i)      is in competition with the Company's or Associated
                           Companies' business;

                  (ii)     affects his ability to perform his job; or

         (f) Give to the Board such explanations information reports and assistance as they may reasonably require in connection with the activities of the Company.

         (g) Be prepared to travel abroad from time to time on Company business.

3.2 The Executive's duties hereunder shall be performed in the United Kingdom and at such other place as the Board shall from time to time direct and further the Board shall be at liberty to appoint the Executive to serve any of its Associated Company (without further remuneration unless otherwise agreed).

3.3 In the event that the Company moves from its UK premises at Station House, Station Road, Barnes Common, SW13 OHT to a new location in the UK more than 10 miles from its existing office location or a new overseas location the Company shall pay and indemnify the Executive for all reasonable relocation and housing costs associated with establishing residence in a house of similar value in the country of the Company's new premises. If the Company requires the Executive to relocate overseas, such a request shall be subject to the consent of the Executive not to be unreasonably withheld.

4.       OTHER ACTIVITIES

4.1 The Executive shall not without the written consent of the Board (which it may in its absolute discretion withhold) during the continuance of this Agreement be engaged or interested either directly or indirectly in any capacity in any trade business profession or occupation whatsoever whether as principal executive employee agent consultant member or otherwise other than the business of the Company but so that this provision shall not prohibit the holding (whether directly or through a nominee) of listed investments on a recognized Stock Exchange or of any Enterprise Investment Scheme Fund approved by the Board of Inland Revenue pursuant of section 311(1) and (3)-(5) (inclusive) of the Income and Corporation Taxes Act, 1988 by way of bona fide investment only unless the Company shall require him not to do so in any particular case on the ground that any company in which the Executive or such Fund has invested is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company nor shall it prohibit the holding by the Executive of any shares in the Company or any Associated Company.

         In this Clause the expression "Occupation" shall include any other public or private work, which may hinder or interfere with the performance by the Executive of his duties under this Deed.

4.2 The Executive confirms that he has disclosed fully to the Company all the circumstances of which he is aware in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his immediate relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the employment.

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4.3      The Executive agrees to inform the Company if he is working for another
         Company, or obtain work with another Company while being employed by the Company, and to provide any information in relation to that work requested by the Company for the purpose of ensuring the Company's compliance with the Working Time Regulation, 1998. Non exhaustive examples of the type of information which may be requested by the Company are as follows:

         (a)      the identity and address of the Company;

         (b)      the hours being worked outside the employment of the Company;
                  and

         (c)      the time of day when the hours are being worked.

4.4 It is contemplated that in order to properly perform the Executive's duties his working hours may exceed the working time limit of 48 hours per week as provided in the Working Time Regulations, 1998. By signing this agreement, he will be opting out of the working time limit, which shall therefore not apply to this employment unless he decides to opt back into the application of the weekly working time limit on giving the Company three months' prior written notice.

5.       HOLIDAYS

5.1 In addition to England and Wales bank and statutory holidays the Executive shall be entitled to twenty-five (25) working days paid holiday per calendar year worked. Such holiday shall be taken at times to be approved by the Board having regard to the requirements of the Company's business. Holiday entitlement during the calendar year in which the Executive's employment commences and ceases will be based on his length of service in that calendar year and will be proportionate to the whole year's entitlement. Holidays shall be taken at a time convenient to the Company, to be requested and agreed at least one calendar month before the start of the holiday.

5.2 If the Executive's employment terminates (otherwise than pursuant to Clause 10 hereof) during or at the expiration of a calendar year and at that time he has not taken his holiday entitlement for that year in full he will be entitled upon leaving the Company's employ to holiday pay in lieu of holiday.

6.       SALARY

6.1 There shall be paid to the Executive by way of remuneration for his services under this Deed a salary at the rate of one hundred and seventy five thousand pounds sterling ((pound)175,000) per annum payable in accordance with Schedule 1 in equal monthly installments on the 28th day of every calendar month in arrears (and such remuneration shall be inclusive of any fees payable to him as Executive or other officer of the Company or any Associated Company). The Executive is not entitled to receive additional remuneration for hours worked outside normal hours of work..

6.2 By way of further remuneration in respect to every Financial Year (as defined below) during the continuance of the engagement of the Executive hereunder for which the Net

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         Profits (as defined below) of the Company and it subsidiaries shall exceed an amount agreed to in advance with the Board of Directors, or during which Financial Year the Executive has met such other criteria set by the Board and notified to the Executive not directly related to the Net Profits of the Company, the Board shall in its sole discretion, (subject as hereinafter provided) pay to the Executive a bonus (hereinafter called "the Bonus") of up to 100% of his base salary PROVIDED THAT:

         (a) the bonus payable hereunder in respect of any Financial Year shall not exceed the sum of the Executive's base salary in such Financial Year (which sum is hereinafter called "the Bonus Limit");

         (b) the bonus payable for the period 15th July - 31st December 2002 shall be paid, if in the absolute discretion of the Board of Directors, the performance of the Executive merits the payment of a bonus. The amount payable in respect of such period shall not exceed 5/12 X 100% of the Executive's base salary.

6.3 The Company will pay the Bonus on the anniversary of each complete year the Executive has been employed by the Company. The amount of the Bonus shall be set at a level which in the Company's absolute discretion reflects the Executive's individual performance during the year in respect of which the bonus is paid.

6.4 For the purpose of sub-clause 6.2 the expression "Financial Year" means a year or other period for which the Company's accounts are made up and the expression "Net Profits" means the profits shown by the audited consolidated profit and loss account of the Company and its subsidiaries for the relevant Financial Year with the following adjustments unless already taken into account in such profit and loss account.

         (a) after deducting all the expenses of working and management Executive's remuneration (other than commission payable to the Company hereunder or under any other agreement with Executive or with any other Executive of the Company) depreciation as charged in the audited accounts interest on borrowed monies and any revenue expensed charged directly against reserves;

         (b) before deducting any taxation or profits (including corporation tax and any similar or additional or substituted tax) or on capital gains;

         (c) without taking into account profits and losses of a capital nature arising on a disposal of fixed assets investments plant or any other property of the Company of any subsidiary company of the Company;

         (d) after deducting such part of the profits or adding back such part of the losses (as the case may be) of any subsidiary company as shall be proportionate to such part (if any) of such subsidiary as shall not be in the ownership of the Company or of any subsidiary company of the Company on the last day of such Financial Year;

         (e) after making any further adjustments which the auditors of the Company shall consider fair and reasonable.

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6.5      By way of further remuneration the Executive shall also receive from the Company the payments and benefits contained in Schedule 1.

7.       EXPENSES

7.1 The Executive shall be reimbursed all business expenses properly and reasonably incurred by him on behalf of the Company in performance of his duties under this Agreement PROVIDED THAT:

         (a) the expenses are of a type generally approved by the Company or are specifically authorized by the Board;

         (b) the Executive produces satisfactory evidence of such expenses being incurred including a valid V.A.T. receipt (where applicable) in support of his expenses claim;

         Expenses will be reimbursed at the end of the month following that in which the expenses were incurred.

7.2      The Executive will be reimbursed the cost of business telephone calls.

8.       CAR

         The Company shall pay to the Executive in addition to his salary a car allowance of (pound)1,000.00 per month, in arrears, less deduction for tax and National Insurance contributions.

9.       SICK PAY

9.1 In case of sickness or other incapacity for work, the Executive must comply with the Company's rules, from time to time in force, regarding sickness notification and doctor's certificates, details of which can be obtained from the Human Resources department.

9.2 The Company reserves the right to require the Executive to undergo a medical examination not more than once in each calendar year unless specifically required by a independent doctor. Such medical examination to be undertaken by a doctor or a consultant nominated by it, in which event the Company will bear the cost thereof.

9.3 In respect of any absence due to sickness or injury during the period of the Executive's employment hereunder the Executive shall be entitled to receive his full salary during the first 52 weeks (in total) of such absence in any calendar year and one half of his full salary for the next 52 weeks in total of such absence and any payment of salary during any further period of absence in that calendar year shall be at the absolute discretion of the Company. Thereafter the Company shall make such payments to the Executive as it receives (if any) pursuant to the terms of any permanent health policy in force from time to time less deductions of income tax and National Insurance contributions, the Company undertaking to the Executive to pay such premiums as shall be required from time to time to keep such a policy in force it being the intention of the Company that the payments it

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         shall receive shall enable it to pay the Executive a sum equivalent to his net salary and benefits from time to time.

9.4 Any sum received by the Executive pursuant to clause 9.1 above shall be inclusive of any payment which the Company is required to make in respect to Statutory Sick Pay. The Executive shall keep the Company informed of the among of any National Health Insurance Sickness or Injury Benefits to which he is entitled (whether or not these are received) and which are not covered by Statutory Sick Pay and a deduction of the amount of such benefit will be made by the Company from any salary payable pursuant to the clause 8.1 above.

9.5 The Executive will be entitled to comparable executive private health cover through a company scheme paid for the Company ("the Scheme"). The Executive's spouse or children under the age of 18 years of age may also benefit from the Scheme in accordance with the terms and conditions outlined in the Scheme. The Company reserves the right to change the Scheme to a different Scheme or to vary or terminate the Scheme or any replacement Scheme without compensation if the Company decides to do so. In the event of the Executive taking part in the Scheme and any change being made, he will be informed in sufficient time prior to the renewal or termination of the Scheme so that he may review the situation and make his own alternative arrangements.

         If the Executive does not wish to make use of this facility, there is no entitlement to payment in lieu of participation in the Scheme.

9.6 If due to sickness or injury the Executive shall be absent from work for a longer period than six consecutive months or if he shall be so absent at different times for more than 180 days (whether working days or not) in any one period of fifty two (52) consecutive weeks then and in either of such cases the Company shall be entitled but only within two months of the right of termination arising forthwith to terminate the engagement of the Executive by notice in writing and thereupon the Executive shall have no claim against the Company in respect of such termination The length of the said notice to be given to the Executive hereunder shall be the minimum period permitted by statute and dependent on his length of service.

9.7 The Company shall effect for the benefit of the Executive's beneficiaries life assurance cover with a major reputable insurer at four time his then basic salary payable on the death in service of the Executive.

9.8 Any outstanding or prospective entitlement to private medical insurance cover shall not prevent the Company from exercising its right to terminate the Employment in accordance with Clause 10 below.

10.      DEFAULT

10.1 The Company shall have power forthwith to terminate the Executive's employment hereunder by immediate notice in writing and without payment in lieu in any of the following events that is to say:

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         (a)      If the Executive shall be guilty of any dishonesty violence or serious misconduct whether or not in connection with his duties hereunder;

         (b) If the Executive shall commit any serious or persistent breach of his obligations hereunder;

         (c) If the Executive shall be convicted of any criminal offence other than an offence which in the reasonable opinion of the Board does not affect his position as a senior executive of the Company;

         (d) If the Executive shall have a bankruptcy petition flied against him or be made bankrupt or compound with his creditors;

         (e) If the Executive shall become of unsound mind or become a patient under the Mental Treatment Act 1983;

         (f) If the Executive shall refuse or neglect to comply with any lawful orders or directions deemed to be reasonable given to him by the Board or any persons on behalf of the Board;

         (g) If the Executive shall be disqualified from being a company director by a disqualification order made pursuant to Company Director Disqualification Act 1986.

10.2 If the Company becomes entitled to terminate the Executive's employment in accordance with the provisions of this Clause 10.1 above it shall (but without prejudice to its right subsequently to terminate such employment on the same or other ground) suspend the Executive on full pay if the Company determines that there is a need to formally investigate the matter giving rise to the Companies said right to terminate.

11.      INTELLECTUAL PROPERTY RIGHTS

11.1 All Intellectual Property Rights both in the UK (and abroad) arising in the course of or as a consequence of the employment or other work undertaken by the Executive for the Company or an Associated Company under this agreement shall belong to the Company or the relevant Associated Company.

11.2 Intellectual Property Rights arising under clause 11.1 above shall to the extent controllable by the Executive be free of claims of ownership by any third party and all work undertaken by the Executive in which Intellectual Property Rights might arise shall be the Executive's own original work and shall not in any way rely on, utilize or incorporate any work written or created by any third party or undertaken at any time by the Executive for any third party.

11.3 The Executive shall forthwith communicate to the Company any designs, discoveries or inventions or other matters potentially the subject of such Intellectual Property Rights, and shall at the request of the Company deliver to it all documents, drawings, models,

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         samples, prototypes and the like prepared by or for the Company in the possession or control of the Executive and which relate to such rights.

11.4 The Executive hereby assigns to the Company by way of future assignment all copyrights or other intellectual property rights arising under clause 11.1 above (and waives any equivalent moral rights) immediately on their coming into existence. Further, to the extent that full legal title to any Intellectual Property Right so arising shall fail automatically to belong to the Company by virtue of the provisions of this clause the Executive shall hold such right on trust for the Company absolutely, and shall (notwithstanding the prior termination of this for any reason) forthwith at the request of the Company execute any document or do anything required by the Company to vest in it (or as it shall direct) the full legal title to such Intellectual Property Rights and to enable it (or its nominee) to enjoy the benefit of such right provided that the Company shall be responsible for the costs of doing so.

11.5 Without prejudice to the generality of clause 11.4 above, the Executive hereby irrevocably authorizes the Company to appoint some person to act as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this clause 11.

11.6 The Executive will do nothing (whether by omission or commission) during his employment or at any time thereafter to affect or imperil the validity of any intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any inventions or designs which may be patentable or registerable before the Company has had the opportunity to apply for any patent/patents or registered design/designs. The Executive will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension thereof.

12.      CONFIDENTIALITY

12.1 As the Executive is likely in the course of his employment to obtain knowledge of the Company's trade secrets and other confidential information and in order to protect such trade secrets and other confidential information the Executive agrees without prejudice to any other duty implied by law or equity that:

         (a) He will not during the period of his employment or at any time thereafter whether on his own behalf or as the employee partner or agent of any other person or firm disclose or allow to be disclosed or use any trade secrets or confidential information concerning the business dealings affairs or conduct of the Company or an Associated Company or of any of its clients or any other similar matters which may come to his knowledge in the course of his employment.

         (b) He will not use materials equipment or information which is the property of the Company or is entrusted to him by or on behalf of the Company in the course of

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                  his employment otherwise than as and for the purposes
                  authorized by the Company.

         (c) He will, if requested by the Company, delete all confidential information from any reusable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in his possession.

         (d) Confidential information includes, but is not limited to, and may include any other information as is deemed to be such by the Company (from time to time) details about the Company's technologies, products, technical data, drawings, diagrams, plans, any matter or product in the research or testing stage during and at the termination of his employment, information on the Company's marketing or other computer data bases, sales strategy, pricing and discount policies, service levels agreements and support contracts whether reduced to writing or not, remuneration and commissions of employees of the Company, details of clients and suppliers, actual and potential contracts or assets of the Company. Confidential information may also include information which has been available to the Company by a third party and which the Company is obliged to keep confidential.

12.2 No part of Clause 12.1 shall apply to information that has entered the public domain through no fault of the Executive.

13.      RESTRICTIVE COVENANTS

13.1     The following words shall have the following meanings:

         "Termination Date" shall mean the date of termination of the Executive's employment with the Company.

         "Relevant Period" shall mean the 12-month period ending with the Termination Date.

         "Restricted Customer of the Company" shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer or client of the Company.

         "Restricted Customer of an Associated Company" shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer or client of an Associated Company.

         "Prospective Customer of the Company" shall mean any person, firm, company or other entity who was at the Termination Date negotiating with the Company with a view to dealing with the Company as a customer or client and has been so listed by the Company

         "Prospective Customer of an Associated Company" shall mean any person, firm, company or other entity who was at the Termination Date negotiating with an Associated Company with a view to dealing with the Associated Company as a customer or client and has been so listed by the Company

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         `Prohibited Business of the Company" shall mean any business or activity carried on by the Company at the Termination Date or at any time in the Relevant Period in which the Executive shall have been directly concerned in the course of his employment or at any time in the Relevant Period.

         "Prohibited Business of an Associated Company" shall mean any business or activity carried on by the Associated Company at the Termination Date or at any time in the Relevant Period in which the Executive shall have been directly concerned in the course of his employment or at any time in the Relevant Period.

         "Protected Supplier of the Company" shall mean any supplier of the Company in relation to the Prohibited Business with whom the Executive has had material dealings in the course of his employment or at any time during the Relevant Period and has been so listed by the Company.

         "Protected Supplier of an Associated Company" shall mean any supplier of the Associated Company in relation to the Prohibited Business with whom the Executive has had material dealings in the course of his employment or at any time during the Relevant Period and has been so listed by the Company

13.2 The Executive will have dealings in the course of his employment with customers, clients or suppliers of the Company and/or an Associated Company and have access to confidential information and in order to protect the goodwill of the Company and any Associated Company, the Executive agrees without prejudice to any other duty implied by law or equity, that during the period of his employment and for a period of 12 months after the Termination Date the Executive will not without the prior written approval of the Company in any capacity and whether directly or indirectly through any other person, firm or company so as to compete with the Company:

         (a) Canvas or solicit or by any other means, seek to conduct Prohibited Business of the Company with any Restricted Customer of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (b) Canvas or solicit or by any other means, seek to conduct Prohibited Business of an Associated Company with any Restricted Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (c) Conduct or deal in any Prohibited Business of the Company with any Restricted Customer of the Company with whom the Executive has had any material dealings in the course of his duties or at any time in the Relevant Period;

         (d) Conduct or deal in any Prohibited Business of an Associated Company with any Restricted Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

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         (e)      Canvas or solicit or by any other means, seek to conduct
                  Prohibited Business of the Company with any Prospective Customer of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (f) Canvas or solicit or by any other means, seek to conduct Prohibited Business of an Associated Company with any Prospective Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (g) Conduct or deal in any Prohibited Business of the Company with any Prospective Customer of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (h) Conduct or deal in any Prohibited Business of an Associated Company with any Prospective Customer of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (i) Seek to entice away from the Company or otherwise solicit or interfere with the relationship between the Company and any Protected Supplier of the Company;

         (j) Seek to entice away from an Associated Company or otherwise solicit or interfere with the relationship between an Associated Company and any Protected Supplier of an Associated Company;

         (k) Conduct or deal in any Prohibited Business of the Company with any Protected Supplier of the Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (l) Conduct or deal in any Prohibited Business of an Associated Company with any Protected Supplier of an Associated Company with whom the Executive has had any material dealings in the course of his duties, or at any time in the Relevant Period;

         (m) Solicit, entice or induce any executive, manager, senior employee, or other employee with whom the Executive has had dealings during the Relevant Period to leave the Company or an Associated Company and become employed by any person, firm or company which is in competition to the business of the Company or an Associated Company, whether or not such person would commit a breach of contract by reason of leaving and the Executive will not approach any such executive, manager, senior employee or employee with whom the Executive has had dealings during the Relevant Period for such purpose or authorize or knowingly approve the taking of such actions by any person, firm or company;

         (n)      Be engaged, concerned or interested within Internet Gaming:

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

                  (i) The research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed or manufactured, or supplied, or marketed by the Company during the 12 months immediately preceding the Termination Date;

                  (ii) The development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the 12 months immediately preceding the Termination Date;

                  Provided always that the provisions of this paragraph (n) shall only apply in respect of products or services with which the Executive was either personally concerned or for which the Executive were responsible while employed by the Company during the 12 months immediately preceding the Termination Date.

13.3 Each of the obligations contained in paragraphs 13.1 and 13.2 above shall be construed as separate and severable obligations but in the event that any such obligation shall be found void, it would be valid if some part thereof were deleted or the period or area of application reduced or the references to an Associated Company were deleted so that such obligation shall apply with such modification as may be necessary to make it both valid and effective.

13.4 The Company expressly agrees that none of the foregoing provisions contained in this Clause 13 shall apply to the Executive in the event that his employment is legally deemed to have been terminated without just cause.

14.      PENSION

14.1 There is a contracting-out certificate in force for the Employment in relation to the State Earnings Related Pension Scheme.

14.2 The Executive will be eligible to participate in the Company's Pension Scheme ("the Scheme"). In consideration of the Executed contributing a minimum of three per cent (3%) of his annual basic salary into the Scheme the Company will make a contribution of 15 per cent (15%) of the Executive's annual basic salary to the Scheme, less any deduction it is required to make by law provided that such contribution shall not exceed the prescribed Inland Revenue limits on pension contribution from time to time in force. The Company's contribution begins three months from the commencement of the Executive's employment. Full details of the pension benefits are obtainable from the Company.

15.      SHARE OPTION SCHEME

         The Company has a Company Share Option Scheme ("the Scheme"). The Executive's participation in the Scheme shall be as outlined in
         Schedule 1 to this Agreement and as further agreed between the parties from time to time subject only to the rules of the Company Share Scheme (as amended from time to time). The Company shall procure that, in the event of a takeover offer being made for the Company as defined in Section

         428 of the Companies Act 1985, the Company's Share Option Committee shall provide for the complete acceleration of the dates of exercise of the Executive's share options so as to allow the exercise of those options (at the Executive's absolute discretion) as if they has all vested immediately prior to the make of the takeover offer.

16.      GRIEVANCES/DISCIPLINARY DECISIONS

         Should the Executive have any questions or grievances or be dissatisfied with any disciplinary decision concerning his employment be should refer it to the Board whose decision shall be final and binding.

17.      DIRECTORSHIP

17.1 In the event that the Executive is made a Director of the Company in accordance with Schedule 1 hereof, the Executive shall not thereafter the period of his employment hereunder resign his Directorship of the Company.

17.2 Upon the termination of this Deed howsoever arising the Executive shall at any time or from time to time thereafter upon the request of the Company of any Associated Company resign without claim for additional compensation from office as a Director of the Company or any Associated Company and should the Executive fail to do so the Company is hereby irrevocably appointed as his attorney in his name and on his behalf to sign and do any documents or things necessary or requisite to give effect thereto.

18.      PUBLICITY

         The Executive shall not at any time knowingly make any untrue statement in relation to the Company or any Associated Company and shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Associated Company.

19.      LIQUIDATION/AMALGAMATION

         The Executive will have no claim against the Company in respect of the termination of his employment under this Deed by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction if he is offered employment on not less favorable terms than those contained in this Agreement with any person firm or company which acquires the whole or substantially the whole of the undertaking of the Company as a result of such amalgamation or reconstruction.

20.      DAMAGES

20.1 If the Executive becomes entitled to damages for the wrongful termination of his employment hereunder the Company shall be entitled to set off against such damages:

         (a) any redundancy payment made by the Company to the Executive;

         (b) any payment made by the Company to the Executive pursuant to an award or settlement of an unfair dismissal complaint and made under the provisions of the Employment Rights Act 1996;

         (c) any other payment whether ex gratia or otherwise made by the Company to the Executive at any time on or after the said termination and in consequence thereof.

20.2 If the Executive becomes entitled to any award for unfair dismissal under the provisions of the Employment Rights Act 1996 the Company shall be entitled to set off against such award both in respect of compensatory basic or other award:

         (a)      Any redundancy payment made by the Company to the Executive;
                  and

         (b) Any other payment whether ex gratia or otherwise made by the Company to the Executive at any time on or after the said termination and in consequence thereof.

20.3 If the engagement of the Executive terminates on the expiry of the 2-year period of this Agreement such termination shall not give rise to a claim for redundancy payment under Section 197 of the Employment Rights Act, 1996 or any modifications or re-enactment thereof.

21.      SHARE DEALING

21.1 The Executive shall not deal in any listed securities of the Company or any Associated Company save as permitted by:

         (a) the provisions of the Company Securities (Insider Dealing) Act 1985 (as amended from time to time);

         (b) the Model Code for Securities Transactions by Executives of Listed Companies issued by The Stock Exchange (as amended from time to time); and

         (c) any code relating to dealings in listed securities of the Company which may be adopted by the Board from time to time.

21.2 Copies of an explanatory note on the Company Securities (Insider Dealing ) Act, 1985 and the Model Code for Securities Transactions by Executives of Listed Companies issued by The Stock Exchange and copies of any such code as is mentioned at clause 19.1(c) above can be obtained upon request from the Secretary of the Company.

21.3 The Executive will furnish promptly to the Secretary of the Company and/or any relevant Associated Company written particulars of any share transaction which are requested to be notified in accordance with the provisions of Section 324 of the Companies Act, 1985 details of which can be obtained upon request from the Secretary of the Company.

22.      DATA PROTECTION

22.1 The Executive hereby gives his consent to the Company procuring and processing of personal data in his regard for the purposes of managing its human resources, performing any of its obligations under this Agreement or as otherwise permitted by law. Any such personal data held may be shared with the Company's associated companies in Antigua and Barbuda and internationally. All such information will, as far as practicable for the purposes for which it is held, be treated in a confidential manner.

22.2 As the Executive may during the course of his employment have access to personal data whether or not on computer, and whether in the office or at home or elsewhere, he must take adequate precautions to ensure the security of such data whilst in his possession so that neither the Company nor individuals are liable to prosecution as a result of loss or disclosure which might cause damage or distress to present, former or potential employees or to clients of the Company. The Executive must fully comply with all procedures and requirements imposed by the Company in this regard as set out in the Company's Data Protection Policy.

23.      USE OF COMMUNICATIONS

23.1 The Executive confirms that he is aware and consent to the monitoring by the Company of communications including e-mail and internet communications for the purpose of the Lawful Business Practice Regulations for purposes permitted otherwise by law, and for the purposes of giving effect to the terms and conditions of the Agreement and the Company's policies hereunder. A copy of the Company's Policy on the use of communications may be obtained from the Human Resources Department.

24.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

24.1 The parties hereby declare that no term of this agreement is intended by the parties to confer a benefit on any Third Party (as defined by the Contracts (Rights of Third Parties) Act 1999), nor is it intended to be enforceable by any Third Party. The provision of the said Act are hereby excluded.

24.2 The Executive confirms and warrants that the Executive shall not without the consent of the Company pursue any claims as a third party against the parties with whom the Company has contracted to provide benefits to the Executive under the terms of this agreement or any subsequent amendment thereto or otherwise.

25.      ENFORCEABILITY

         The termination of the Executive's employment hereunder will not affect such of its provisions as are expressed to have effect thereafter and will be without prejudice to any antecedent breach or liability.

26.      ENTIRE AGREEMENT

         This Deed contains the entire understanding between the parties and takes effect in substitution for all previous agreements and arrangements whether written or oral or implied between the Company and the Executive relating to the employment of the Executive (but without loss of continuity of employment) all which agreements and arrangements shall be deemed to have been terminated by mutual consent.

27.      NOTICE

         Any notice given under this Agreement shall be deemed to have been duly given if delivered by hand dispatched by either party thereto by recorded delivered post, by telex or fax and addressed to the other party at in the case of the Company its registered office and in the case of the Executive his last known address and any such notice shall be deemed to have been given on the day on which in the ordinary course of post or other communication it would be deemed to be delivered.

28.      GOVERNING LAW

         This Agreement shall be governed by the laws of England and Wales and the parties shall submit to the non-exclusive jurisdiction of the English Courts.

29.      LEGAL ADVICE

         The Executive has taken independent legal advice on the terms and conditions contained in this Deed.


IN WITNESS WHEREOF the Company and the Executive have signed this document as a deed the day and year first above written.


EXECUTED (by not delivered                  )
until the date hereof) as a DEED by         )
WORLD GAMING PLC                            )
acting by:                                  )

Chairman of the Board of Directors


SIGNED (by not delivered                    )
until the date hereof) as a DEED by         )
the said DAVID CRAVEN                       )
in the presence of: -                       )


WITNESS
_______

NAME:
ADDRESS:
OCCUPATION:           Attorney at Law

                                   SCHEDULE 1


                        (Additional Terms - David Craven)


1. OPTIONS AS AT JULY 15TH, 2002:       100,000 options, to vest 60 clays from
                                        date of employment, at $0.20 subject to
                                        a 6 month hold requirement.

2. ADDITIONAL OPTIONS:                  750,000 options, to vest in equal
                                        tranches of 33,333 options, monthly over the 24 month period commencing on March
                                        25, 2002, at the following exercise
                                        prices

                                        First 250,000 options (share price on
                                        July 15, 2002) Second 250,000 options
                                        $0.40 Third 250,000 options $1.00

3. BONUS OPTIONS:                       150,000 bonus options to be granted and
                                        vested on July 15, 2004. at the closing
                                        market price on July 15th, 2002 to be
                                        granted at the discretion of the Board
                                        of Directors

4. FINAL YEAR OPTIONS:                  Before the commencement of the final
                                        year and no later than 14th July 2004,
                                        the board shall agree with the Executive his final year options, the vesting period and exercise price.

5. DIRECTORSHIP:                        The Company shall request its directors
                                        to have the Executive appointed to Its
                                        Board of Directors from the date of the
                                        next annual general meeting held after
                                        the date of this Agreement and
                                        thereafter throughout the term of this
                                        Agreement provided nothing herein shall
                                        require the Company to procure such
                                        appointment.